SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. N/A)

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FIRST SECURITY GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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April 15, 2009

TO THE SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of First Security Group, Inc., which will be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 3, 2009, at 4:00 p.m. local time.

At the Meeting, you will be asked to consider and vote upon: (i) the election of seven (7) directors to serve until the 2010 Annual Meeting of Shareholders and until their successors have been elected and qualified; (ii) the ratification of the appointment of Joseph Decosimo and Company, PLLC, as the independent registered public accounting firm for First Security for the fiscal year ending December 31, 2009; and (iii) a non-binding resolution approving the compensation of First Security’s executive officers as disclosed in the Proxy Statement.

Enclosed are the Notice of Meeting, Proxy Statement and Proxy. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed Proxy and returning it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person even if you have previously returned your Proxy.

If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

FIRST SECURITY GROUP, INC.

531 Broad Street

Chattanooga, Tennessee 37402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2009

Notice is hereby given that the 2009 Annual Meeting of Shareholders of First Security Group, Inc. will be held at the corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 3, 2009, at 4:00 p.m. local time for the following purposes:

1.	Elect Directors. To consider and vote upon the election of seven (7) directors to serve until the 2010 Annual Meeting of Shareholders and until their successors have been elected and qualified.

2.	Ratify Auditors. To consider and vote upon the ratification of the appointment of Joseph Decosimo and Company, PLLC, as the independent public accounting firm for First Security for the fiscal year ending December 31, 2009.

3.	Advisory Vote on Executive Compensation. To consider and vote upon a non-binding resolution approving the compensation of First Security’s executive officers as described in the enclosed Proxy Statement.

4.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.

Only shareholders of record at the close of business on April 7, 2009 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

April 15, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2009.

THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS, PROXY CARD, AND 2008 ANNUAL REPORT ARE AVAILABLE ONLINE AT

http://www.FSGBank.com/proxymaterials

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO FIRST SECURITY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.

JUNE 3, 2009

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our common stock, $0.01 par value, for use at the 2009 Annual Meeting of Shareholders of First Security to be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 3, 2009, at 4:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Security,” “we,” “us” and “our” refer to First Security Group, Inc. and our subsidiary, FSGBank, National Association.

The Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

The 2008 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2008, is included with this mailing. These proxy materials are first being mailed to our shareholders on or about April 21, 2009.

Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402 and our telephone number is (423) 266-2000.

Summary of Proposals

The proposals to be considered at the Meeting may be summarized as follows:

Proposal One.    To consider and vote upon the election of seven (7) directors to serve until the 2010 Annual Meeting of Shareholders and until their successors have been elected and qualified;

Proposal Two.    To consider and vote upon the ratification of the appointment of Joseph Decosimo and Company, PLLC, as the independent registered public accounting firm for First Security for the fiscal year ending December 31, 2009; and

Proposal Three.    To consider and vote upon a non-binding resolution approving the compensation of First Security’s executive officers as described in this Proxy Statement.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. To hold a vote on any proposal, a quorum must be present with respect to that proposal. A quorum will be present if a majority of the total votes entitled to be cast are present in person or by valid proxy. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the election of the nominees for directors, requires approval by a plurality of the votes cast by the holders of shares of common stock entitled to vote with respect to that proposal. This means that those seven (7) nominees for directors receiving the greatest number of votes will be elected directors. Proposals Two and Three, and any other proposal that is properly brought before the Meeting, each require that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum exists.

Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. This means that abstentions and broker non-votes will not affect the outcome of the vote with respect to the three identified proposals, or, to our knowledge, on any other matter properly brought before the Meeting.

Record Date, Solicitation and Revocability of Proxies

Our Board of Directors has fixed the close of business on April 7, 2009 as the record date (Record Date) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were 16,419,883 shares of common stock issued and outstanding, and approximately 1,178 common stockholders of record.

Shares of common stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If no instructions are indicated, such shares of common stock will be voted “FOR” all proposals and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposals at the time of the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by: (i) giving written notice of revocation to our Secretary, (ii) properly submitting to us a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to Proxies should be addressed as follows: First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402, Attention: William L. (Chip) Lusk, Jr., Secretary of the Board.

The cost of soliciting proxies for the meeting will be paid by First Security. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, First Security will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock; such holders, after inquiry by First Security, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and First Security will reimburse them for the reasonable expense of mailing proxy materials to such persons.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

The Meeting is being held to, among other things, elect seven (7) directors of First Security to serve a one-year term of office expiring at the 2010 Annual Meeting of Shareholders and until their successors have been elected and qualified. Although all nominees are expected to serve if elected, if any nominee is unable to serve, the persons voting the Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (7 persons). Cumulative voting is not permitted.

The following table shows for each current director and director nominee: (1) his or her name; (2) his or her age at December 31, 2008; (3) how long he or she has been one of our directors; (4) his or her position(s) with us, other than as a director; and (5) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Each of the director nominees listed below is also a director of FSGBank. Mr. Montgomery served as a director of FSGBank from September 2003 until April 2009.

Name (Age)	Director Since	Position with First Security and Business Experience
Rodger B. Holley (61) Nominated for reelection	1999	Chairman of the Board and Chief Executive Officer of First Security since February 1999 and FSGBank since 2000; President of First Security from February 1999 to May 2007 and FSGBank from 2000 to May 2007; and Director of Dalton Whitfield Bank (Dalton, GA), from September 1999 to September 2003 when it merged with FSGBank.

Lloyd L. Montgomery, III (55)	2002	President and Chief Operating Officer of First Security and FSGBank from May 2007 to April 2009; Executive Vice President and Chief Operating Officer of First Security from March 2002 to May 2007 and FSGBank from September 2003 to May 2007; and Chairman of the Board of First State Bank (Maynardville, TN) from July 2002 to September 2003 when it merged with FSGBank.

J.C. Harold Anders (65) Nominated for reelection	2003	Owner of Anders Rental (real estate rentals, Dalton, GA) since 1978; Co-Owner of Central Drive In (fast food company, Dalton, GA) since 1988; Co-Owner of Poag & Anders, Inc. (real estate development, Dalton, GA) since 1992; Co-Owner of Clayton & Anders, Inc. (real estate development, Dalton, GA) from 1992 until 2008; and Director of Premier National Bank of Dalton (Dalton, GA) from 1996 until its acquisition by First Security in March 2003 (Chairman from 2001 to 2003).

Randall L. Gibson (47) Nominated for reelection	2006	Chief Operating Officer, Chief Manager and General Counsel of Lawler-Wood, LLC (regional and international real estate services, Knoxville, TN) since 1995.

Carol H. Jackson (69) Nominated for reelection	2002	Retired as Vice President of Baker Street Rentals (property management, Knoxville, TN) in 2006 after serving in this role since 1991.

Ralph L. Kendall (80) Nominated for reelection	1999	Retired as a partner with Ernst & Young LLP (international CPA firm, Chattanooga, TN) in 1986.

Name (Age)	Director Since	Position with First Security and Business Experience
William B. Kilbride (58) Nominated for reelection	2003	President of Mohawk Home (a division of Mohawk Industries, Inc. NYSE:MHK) (floorcovering manufacturer, Calhoun, GA), since 1992.

D. Ray Marler (64) Nominated for reelection	1999	President of Ray Marler Construction Company (general construction, Chattanooga, TN) since 1965; President and Chief Manager of Environmental Materials, LLC (environmental services, Chattanooga, TN) since 1998; President of Environmental Holdings, Inc. (environmental services, Chattanooga, TN) since 1998; President of Environmental Materials, Inc. (environmental services, Chattanooga, TN) since 1998; President and Chief Manager of Chattanooga Transfer LLC (waste management, Chattanooga, TN) since 2004; Partner of Canyons LLC (land development, Chattanooga, TN) since 2004; President and Chief Manager of City Disposal Services, LLC (waste management, Chattanooga, TN) since 2006; and Chief Manager of MWW, LLC (land management, Chattanooga, TN) from 2002 to 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL SEVEN (7) NOMINEES LISTED ABOVE.

On April 15, 2009, First Security and FSGBank terminated Mr. Montgomery’s employment as President and Chief Operating Officer. Mr. Montgomery was removed as a director of FSGBank, but will remain as a director of First Security until the expiration of his term at the 2009 Annual Meeting of Shareholders. In accordance with First Security’s bylaws, the Board of Directors has reduced the size of the Board, effective as of the 2009 Annual Meeting of Shareholders, to seven (7). Mr. Holley agreed to serve as President of First Security and FSGBank pending further Board discussion.

Director Independence

The Board of Directors has determined that the following directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

• J.C. Harold Anders • Randall L. Gibson • Carol H. Jackson	• Ralph L. Kendall • William B. Kilbride • D. Ray Marler

The Board of Directors considered any transaction, relationship or arrangement between First Security and the directors named above (and his or her family) and concluded each of these directors could exercise independent judgment in carrying out his or her responsibilities.

Board Meetings and Committees

Our Board of Directors held 12 meetings during 2008. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the Board committees on which they served. Although we do not have a formal policy regarding our board members’ attendance at the Annual Meeting of Shareholders, board members are encouraged to attend the annual meeting. All of our directors attended the 2008 Annual Meeting of Shareholders.

Our Board of Directors has eight standing committees: the Compensation Committee, the Audit/Corporate Governance Committee, the Executive Committee, the Asset/Liability Committee, the Property Committee, the Loan Committee, the Nominating Committee and the Trust Committee. Each committee also serves the same functions for FSGBank.

Nominating Committee.    Our Nominating Committee is comprised of D. Ray Marler (Chairman), J.C. Harold Anders, Carol H. Jackson, Ralph L. Kendall and William B. Kilbride, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Nominating Committee held one meeting during 2008. The Nominating Committee is responsible for the identification of individuals qualified to become members of the Board, and for either the selection of, or recommendation to our Board of Directors for, the director nominees for the next annual shareholders meeting. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website, www.FSGBank.com.

The Nominating Committee has not adopted a formal policy or process for identifying or evaluating director nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, our customers and shareholders and professionals in the financial services and other industries. Similarly, the committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of us and the financial services industry; experience in serving as one of our directors or as a director of another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by us; commitment to and availability for service as a director; and any other factors the committee deems relevant.

In accordance with our bylaws, a shareholder may nominate persons for election as directors. If the officer presiding at meeting determines that a nomination was not made in accordance with the bylaws, the nomination may be disregarded. The bylaws require written notice to the Secretary of First Security of the nomination is received at our principal executive offices at least 60 days prior to the date of the annual meeting, assuming the meeting will be held the same date as the prior year’s annual meeting, or at least 60 days prior to the date of the annual meeting for that year provided that we have publicly announced the annual meeting date at least 75 days in advance. The notice must set forth:

(1)	the name, age, business address and residence address of all individuals nominated;

(2)	the principal occupation or employment of all individuals nominated;

(3)	the class and number of shares of First Security which are beneficially owned by all individuals nominated;

(4)	any other information relating to all individuals nominated that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 and the SEC’s rules and regulations thereunder and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of First Security are traded;

(5)	the name and record address of the nominating shareholder; and

(6)	the class and number of shares of First Security which are beneficially owned by the nominating shareholder.

Audit/Corporate Governance Committee.    Our Audit/Corporate Governance Committee is comprised of Ralph L. Kendall (Chairman), Carol H. Jackson and William B. Kilbride, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Kendall and Mr. Kilbride meet the criteria specified under applicable SEC regulations for an “audit committee financial expert.” In addition, the Board believes that all of the Audit/Corporate Governance Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit/Corporate Governance Committee. The Audit/Corporate Governance Committee held four meetings during 2008.

The Audit/Corporate Governance Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, overseeing the audit of our fiduciary activities and determining that all audits and examinations required by law are performed. Our Board of Directors has adopted a written charter for the Audit/Corporate Governance Committee, a copy of which is available on our website, www.FSGBank.com. Our Board of Directors annually reviews and approves changes to the Audit/Corporate Governance Committee charter. Under the charter, the committee has the authority and is empowered to:

•	appoint, approve compensation and oversee the work of the independent auditor;

•	resolve disagreements between management and the auditors regarding financial reporting;

•	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

•	retain independent counsel and accountants to assist the committee;

•	seek information it requires from employees or external parties; and

•	meet with our officers, independent auditors or outside counsel as necessary.

The Audit/Corporate Governance Committee Report is found in Proposal Two: Ratification of Appointment of Independent Registered Accounting Firm.

Compensation Committee.    Our Compensation Committee is comprised of J.C. Harold Anders (Chairman), Ralph L. Kendall, and D. Ray Marler, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Compensation Committee held five meetings during 2008, in addition to one meeting by unanimous written consent. This committee has the authority to determine the compensation of our executive officers and employees and administers our benefit and incentive plans. This committee also has the power to interpret the provisions of our Long-Term Incentive Plans. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on our website, www.FSGBank.com.

No member of the Compensation Committee is now or was during the last fiscal year an officer or employee of First Security or FSGBank. During 2008, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our Compensation Committee members served as an executive officer.

The Compensation Committee Report is found following the Compensation Discussion and Analysis in the “Executive Compensation” section of this Proxy Statement.

Director Compensation

2008 Director Compensation Table

The following table shows the total fees paid to, or earned by, each of our non-employee directors for their service on the Board of Directors during 2008.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	($) (b)	($) (c)	($) (d)		($) (e)	($) (f)	($) (g)	($) (h)
J.C. Harold Anders	37,000	—	14,623	(2)	—	—	—	51,623
Randall L. Gibson	24,500	—	10,887	(3)	—	—	—	35,387
Carol H. Jackson	31,500	—	14,623	(2)	—	—	—	46,123
Ralph L. Kendall	33,000	—	14,623	(2)	—	—	—	47,623
William B. Kilbride	35,000	—	14,623	(2)	—	—	—	49,623
D. Ray Marler	35,000	—	14,623	(2)	—	—	—	49,623

(1)	Represents the annual expense related to stock options computed in accordance with SFAS 123R, using the methods and assumptions described in Note 13 of our consolidated financial statements. The aggregate number of option awards outstanding as of December 31, 2008 for each director was as follows: J.C. Harold Anders held 27,200 options, Randall L. Gibson held 14,584 options, Carol H. Jackson held 27,200 options, Ralph L. Kendall held 27,200 options, William B. Kilbride held 27,200 options, and D. Ray Marler held 27,200 options.

(2)	Under our 2002 Long-Term Incentive Plan, stock options were granted to Directors Anders, Jackson, Kendall, Kilbride and Marler on October 27, 2005, June 23, 2006, June 14, 2007 and June 4, 2008 and are subject to three-year service vesting. The values in the table represent the 2008 fiscal year expense computed in accordance with SFAS 123R, using the methods and assumptions described in the 2008 annual report. The October 27, 2005 options were granted at an exercise price of $9.78 per share, the June 23, 2006 options were granted at an exercise price of $11.30 per share, the June 14, 2007 options were granted at an exercise price of $11.07 per share and the June 4, 2008 options were granted at an exercise price of $7.87 per share. The following assumptions were used in the Black-Scholes methodology for the 2005 award: expected volatility 13.0%, risk-free interest rate 4.49%, expected life 7.0 years, expected divided yield 1.00%. The following assumptions were used in the Black-Scholes methodology for the 2006 award: expected volatility 17.0%, risk-free interest rate 5.12%, expected life 6.5 years, expected divided yield 0.88%. The following assumptions were used in the Black-Scholes methodology for the 2007 award: expected volatility 17.4%, risk-free interest rate 5.19%, expected life 6.5 years, expected divided yield 1.81%. The following assumptions were used in the Black-Scholes methodology for the 2008 award: expected volatility 21.1%, risk-free interest rate 3.55%, expected life 6.5 years, expected divided yield 2.54%. The resulting Black-Scholes grant values for the 2005, 2006, 2007 and 2008 awards are $2.33, $3.22, $2.71 and $1.59 per share, respectively. The annual awards for each director listed was: 2005-5,000 options; 2006-5,000 options; 2007-5,000 options; and 2008-5,000 options. The fair value of each director award was: 2005-$11,633; 2006-$16,106; 2007-$13,565; and 2008-$7,961.
(3)	Under our 2002 Long-Term Incentive Plan, stock options were granted to Director Gibson on August 21, 2006, June 14, 2007 and June 4, 2008, respectively. The 2006 option grant coincided Mr. Gibson’s appointment to First Security’s Board of Directors. Each award is subject to three-year service vesting. The values in the table represent the 2007 fiscal year expense computed in accordance with SFAS 123R, using the methods and assumptions described in the 2007 annual report. The August 21, 2006 options were granted at an exercise price of $11.14 per share, the June 14, 2007 options were granted at an exercise price of $11.07 per share and the June 4, 2008 options were granted at an exercise price of $7.87 per share. The following assumptions were used in the Black-Scholes methodology for the 2006 award: expected volatility 18.9%, risk-free interest rate 4.77%, expected life 6.5 years, expected divided yield 0.90%. The following assumptions were used in the Black-Scholes methodology for the 2007 award: expected volatility 17.4%, risk-free interest rate 5.19%, expected life 6.5 years, expected divided yield 1.81%. The following assumptions were used in the Black-Scholes methodology for the 2008 award: expected volatility 21.1%, risk-free interest rate 3.55%, expected life 6.5 years, expected divided yield 2.54%. The resulting Black-Scholes grant value for the 2006, 2007 and 2008 awards are $3.16, $2.71 and $1.59 per share. The annual awards for Mr. Gibson were: 2006-4,584 options; 2007-5,000 options; and 2008-5,000 options. The fair value of the awards was: 2006-$14,476; 2007-$13,565; and 2008-$7,961.

Cash Compensation

Annually, on or about the annual meeting date, each non-employee Director is paid a $19,500 retainer fee for the next year’s service up to the next annual meeting. The Audit/Corporate Governance, Compensation, Executive and Nominating Committees meet as needed and the Chairperson of each shall receive an additional annual retainer of $5,000, unless the Chairperson is an inside director. The Asset/Liability, Loan, Property, and Trust Committees will meet as needed and the Chairperson of each shall receive an additional annual retainer of $3,000, unless the Chairperson is an inside director. Fees are pro rated for Directors who are elected to the Board of Directors following the annual meeting of shareholders.

Each non-employee Director is paid a $1,000 fee for attending each Board meeting and a $500 fee for attending each Committee meeting. Non-employee Directors who attend Board meetings or Committee meetings are only eligible for the fees described above for meetings that are attended in person. Directors who participate in a Board or Committee meeting via teleconference will receive 50% of the standard meeting fee.

Equity Compensation

Non-employee Directors receive an annual grant of 5,000 stock options. Non-employee Directors who commence service on the Board at any time other than immediately following the annual shareholder meeting receive a Prorated Stock option grant based upon the number of months actually served. All stock options granted to non-employee Directors are subject to the terms of First Security’s 2002 Long-Term Incentive Plan, and are granted within 30 days of the commencement or renewal (if reelected) of service as a Director.

EXECUTIVE OFFICERS

Executive officers are appointed annually at the meetings of the respective Boards of Directors of First Security and FSGBank following the annual meetings of shareholders, to serve until the next annual meeting and until their successors are chosen and qualified. The following table shows for each executive officer: (1) his name; (2) his age at December 31, 2008; (3) how long he has been an officer of First Security; (4) his position with First Security; and (5) his or her principal occupation and business experience for the past five years.

Name (Age)	Officer Since	Position with First Security and Business Experience
Rodger B. Holley (61)	1999	Chairman of the Board and Chief Executive Officer of First Security since February 1999 and FSGBank since 2000; President of First Security from February 1999 to May 2007 and FSGBank from 2000 to May 2007; and Director of Dalton Whitfield Bank (Dalton, GA), from September 1999 to September 2003 when it merged with FSGBank.

William L. Lusk, Jr. (40)	1999	Secretary of the Board, Chief Financial Officer and Executive Vice President of First Security since April 1999 and FSGBank since June 2000; Secretary, Chief Financial Officer and Executive Vice President of Dalton Whitfield Bank (Dalton, GA) from September 1999 to September 2003 when it merged with FSGBank; and Chief Financial Officer and Executive Vice President of First State Bank (Maynardville, TN) from July 2002 to September 2003 when it merged with FSGBank.

On April 15, 2009, First Security and FSGBank terminated the employment of Lloyd L. Montgomery, III as President and Chief Operating Officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes First Security’s compensation philosophy and policies for 2008 that applied to the executives named below in the Summary Compensation Table (Named Executive Officers). It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this discussion and analysis.

The following discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of First Security’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. First Security specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

First Security’s Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern First Security’s executive compensation programs, and various incentive and equity award programs. The outcomes of all decisions made by the Committee relating to the compensation of the Named Executive Officers are shared with the full Board.

First Security targets executive compensation at levels consistent with others in the banking industry. We weight executive officers’ compensation toward programs contingent upon First Security’s level of annual and long-term performance. In general, for senior management positions of First Security, including the Named Executive Officers, we will pay base salaries that target the market median and above of other banks of similar size and geographic location. The members of this peer group are specifically identified below under the heading “Pay Level and Benchmarking.” Goals for specific components of our compensation program include:

•	base salaries for executives generally targeted between the 50th and 75th percentiles of our peer group;
•

an Annual Incentive Plan targeted to provide cash compensation at the 50th percentile of our peer group when target performance-based goals are achieved, with the potential for awards between the 60th and 75th percentiles of our peer group when annual goals are exceeded; and

•

Long-Term Incentives intended to provide equity compensation at the 50th percentile of our peer group when target goals are met, with the potential for awards between the 60th and 75th percentiles of our peer group when target goals are exceeded.

Troubled Asset Relief Program Capital Purchase Program

On January 9, 2009, First Security completed a transaction with the United States Treasury under the Troubled Asset Relief Program Capital Purchase Program (TARP CPP). Under the TARP CPP, First Security sold 33,000 shares of its Series A Cumulative Perpetual Preferred Stock, which bears an initial dividend rate of 5% increasing to 9% after five years, to the Treasury in exchange for an investment of $33 million. In addition, the Treasury received a warrant for the purchase of 823,627 shares of First Security’s common stock.

In connection with First Security’s participation in the TARP CPP, First Security is required to comply with certain limitations regarding the compensation of its executive officers. The relevant executive compensation limitations remain a topic of debate in the U.S. Congress, and the Treasury has not published final regulations or guidance on the current statutory limitations. On February 25, 2009, First Security’s Board of Directors adopted a TARP CPP Compensation Compliance Policy to address the executive compensation requirements under the Emergency Economic Stabilization Act of 2008 (EESA) and the related Treasury regulations and guidance.

First Security will fully comply with the executive compensation limits under the TARP CPP. In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers entered into a side letter agreement with First Security that set forth the executives’ acknowledgement and agreement that certain amounts otherwise payable to the executive under contractual arrangements are limited by the TARP CPP executive compensation limits, for so long as the Treasury holds an investment in First Security.

On February 17, 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 (ARRA). Among other provisions, ARRA amends and restates the executive compensation and corporate governance provisions of EESA, and contains new restrictions on executive compensation for participants in the CPP.

Key features of ARRA include:

•

A prohibition of the payment of any “bonus, retention award, or incentive compensation” to named executive officers, and the next five most highly compensated employees, for so long as the Treasury holds an investment in the company. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until the Treasury no longer holds an investment in the company, and any other conditions which the Treasury may specify have been met.

•

A prohibition on any payment to the named executive officers of a company upon departure from the company for any reason (except for payments for services performed or benefits accrued), for so long as the Treasury holds an investment in the company.

•

The recovery of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the named executive officers of a company and the next 20 most highly compensated employees.

•	A requirement that every TARP CPP recipient permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.
•	A prohibition on compensation plans that “encourage” earnings manipulation.
•	A requirement that the CEO and CFO provide a written certification of compliance with the executive compensation restrictions in a company’s annual filings with the SEC.
•	Implementation of a company-wide policy regarding excessive or luxury expenditures.

ARRA requires both the Treasury and the SEC to issue rules to implement these new executive compensation restrictions. As a result, until Treasury and the SEC publish their new rules, many aspects of the above restrictions will not be clear. Pending such rules, First Security has made its best efforts to comply with these new restrictions, including providing shareholders a non-binding vote on the compensation provided to First Security’s executive officers in Proposal Three of this Proxy Statement.

The Board of Directors and the Compensation Committee currently are reviewing all compensatory arrangements to ensure they comply with the executive compensation limits applicable under the TARP CPP. The Treasury Secretary and the SEC have yet to publish implementing guidelines or regulations under the newly enacted compensation limits in ARRA. First Security is monitoring this matter, and will implement the limits in conformance with published guidelines. Any required amendments to our compensation arrangements will be made in compliance with applicable deadlines. First Security is taking reasonable steps to operate such arrangements in compliance with the limits under the TARP CPP based on the statutory language contained in ARRA.

After the Treasury and the SEC publish these rules and related regulations, the Compensation Committee will consider these new limits on executive compensation and determine how they impact First Security’s executive compensation program and may decide to revise certain elements of 2009 compensation to its Named Executive Officers, and/or make other changes to First Security’s compensation programs. Adjustments required by ARRA and a consideration of competitive factors may include changes to the form and amount of compensation.

Compensation-Related Governance and Role of the Compensation Committee

Committee Charter and Members.    The Committee’s primary responsibilities are to: (1) determine the compensation payable to executive officers; (2) evaluate the performance of the Chief Executive Officer and the relationship between performance and First Security’s compensation policies for the Chief Executive Officer and other executive officers; (3) issue reports in accordance with SEC rules regarding compensation policies; and (4) approve and administer stock-based, profit-sharing and incentive compensation plans. The Charter of the Compensation Committee is available on our website, www.FSGBank.com, and in print upon request (submit request for copies of the Charter to First Security Group, Inc., Attn: Investor Relations, 531 Broad Street, Chattanooga, TN 37402). As of December 31, 2008, the members of First Security’s Compensation Committee are J.C. Harold Anders (Chairman), Ralph L. Kendall, and D. Ray Marler, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants.    The Committee has historically retained the services of nationally recognized consulting firms to assist First Security in benchmarking compensation for the Named Executive Officers. The most recent compensation study focusing on executive officers was conducted by Amalfi Consulting LLC in December 2008. The consultant reported directly to the Committee.

Role of Executives in Compensation Committee Deliberations.    The Committee frequently requests the Chief Executive Officer and/or President to be present at Committee meetings to discuss executive compensation and evaluate company and individual performance. Occasionally, other executives may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only the independent Committee members may vote on decisions regarding changes in executive compensation.

The Chief Executive Officer does not provide the recommendations for changes in his own compensation. The Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present. The Committee initiates any changes in the Chief Executive Officer’s compensation based on periodic market reviews and recommendations from outside consultants. Relative to executives other than the Chief Executive Officer, the Committee uses the Chief Executive Officer’s proposals and input from Amalfi Consulting in making its decisions regarding compensation.

Compensation Committee Activity.    The Committee held five meetings during 2008, in addition to one meeting by unanimous written consent. Activities included benchmarking each element of compensation for the Named Executive Officers, developing the 2008 incentive plan, analyzing the TARP CPP executive compensation limitations, and determining recommended incentive awards and salary increases based on performance.

Compensation Framework

Summary of Pay Components.    First Security uses the pay components identified below to balance the various objectives identified by the Committee. First Security’s compensation framework encourages the achievement of strategic objectives and creation of shareholder value, recognizes and rewards individual initiative and achievements, maintains an appropriate balance between base salary and annual and long-term incentive opportunity, and allows First Security to compete for, retain, and motivate talented executives that are important to our success.

Salaries.    In line with our compensation philosophy, First Security pays competitive base salaries to its Named Executive Officers with levels targeted between the 50th and 75th percentile level of peers. In addition to the targeted peer group level, the Committee also considers the following factors:

•	the individual’s experience;
•	the individual’s past performance and expected future performance;

•	the responsibilities of the position;
•	the individual’s past and potential contribution to First Security; and
•	the positioning of the individual’s projected total compensation levels.

No specific weighting is applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy. Because incentive opportunities are defined as a percentage of base salary, each Named Executive Officer’s base salary also affects the amount of other components of compensation. The Committee carefully considers the impact of base salary levels on the projected total compensation payable to each Named Executive Officer.

On December 15, 2008, the Committee approved the compensation for all Named Executive Officers for 2009. In light of the economic recession, company performance and the market value of the common stock, the Committee determined not to make annual base salary adjustments for the Named Executive Officers from 2008 levels for 2009 as presented in the table below.

	2008 to 2009 Base Salary Adjustments
Named Executive Officer	2008 Base Salary	2009 Base Salary	Percent Change
Rodger B. Holley	$358,800	$358,800	0.0%
Lloyd L. Montgomery, III	$233,000	$233,000	0.0%
William L. Lusk, Jr.	$185,100	$185,100	0.0%

Annual Cash Incentives.    First Security uses annual incentives to focus attention on current strategic priorities and to drive achievement of short-term corporate objectives. Awards are provided under the terms of the First Security Annual Cash Incentive Plan. All employees are eligible to receive annual cash incentive compensation at the end of each year if company-wide performance targets are achieved. In 2008, 100% of the Named Executive Officers’ incentive compensation was tied directly to the following company-wide measurement criteria.

2008 Measurement Criteria

•	Asset Quality
•	Core Operating Efficiency
•	Deposit Growth
•	Earnings per Share
•	Loan Growth

In December 2008, the Committee determined that the thresholds for the 2008 Measurement Criteria would not be met and, as a result, the Named Executive Officers did not receive an annual cash incentive.

For 2009, the Committee seeks to achieve a balance between encouraging short-term results and implementing long-term strategies to preserve and enhance franchise value. To this end, the Committee identified measurement criteria with established goals and objectives under the Annual Cash Incentive Plan based on then-known economic, market and competitive factors and trends, including interest rate futures, anticipated asset growth and subjective factors. The Committee retains the discretion to review economic, market and competitive factors during the year, and, based on such review, to make adjustments to the goals and objectives if factors have significantly changed from those known when the goals and objectives were originally established (e.g., de novo expansion, merger and acquisition activity, and/or variances from projected and realized Federal Reserve Bank target interest rates). The measurement criteria considered under the Annual Cash Incentive Plan may change from year-to-year depending on First Security’s strategy and operating plans.

2009 Measurement Criteria

•	Asset Quality
•	Capital Ratio – Leverage
•	Core Deposit Growth
•	Core Efficiency Ratio
•	Earnings per Share – Diluted
•	Liquidity
•	Loan Growth
•	Net Interest Margin

For 2009, the Named Executive Officers’ annual cash incentive will be based 100% on these company-wide measurement criteria. The Committee believes these goals and objectives are appropriate and not designed to encourage unnecessary and excessive risks. It is possible that payments will not be made at all, or made only at threshold levels. The threshold targets set by the Committee were largely based on logical and reasonable financial performance targets and partially based on the financial and strategic outcomes obtained in the prior year, adjusted to reflect expected economic, market and competitive factors and trends. It is the Committee’s goal to set the threshold, target and maximum performance requirements such that the relative difficulty of achievement is consistent from year to year assuming a stable economy. However, because of the anticipated impact of the economic recession on 2009 results, the Committee expects achievement of all threshold performance requirements to be unlikely, and therefore, any payment is unlikely. In establishing the final payouts, if any, under the Annual Cash Incentive Plan, the Committee may also take into account the following additional considerations on a company-wide basis, and make adjustments accordingly.

2009 Additional Considerations

•	Attract and Retain Key Personnel
•	Balance Growth and Profitability in a Sustainable Manner
•	Comply with Consumer Regulations
•	Cultivate Investor Relations
•	Enhance Brand Image
•	Improve Customer Satisfaction
•	Maintain Healthy Internal Culture
•	Preserve Competitive Advantage
•	Promote Internal Accountability

The table below shows the award opportunities at threshold, target, and maximum levels for each continuing Named Executive Officer in 2009 as a percentage of his salary without taking into effect the limitations imposed by the TARP CPP as discussed below. The payout opportunities remain consistent with our compensation philosophy presented earlier. The Committee retains subjective discretion to make award adjustments from the formula to recognize unique circumstances.

	2009 Annual Incentive Opportunity as Percent of Base Salary
Named Executive Officer	Threshold	Target	Max
Mr. Holley	20%	35%	55%
Mr. Lusk	15%	25%	40%

Under the TARP CPP executive compensation limits, First Security is prohibited from paying or accruing any cash incentive compensation to the Named Executive Officers, and the next five most highly compensated employees, for so long as the Treasury holds an investment in First Security. These regulations may significantly limit First Security’s ability to pay cash incentive payments to the Named Executive Officers under the Annual Cash Incentive Plan.

Long-Term Incentives.    First Security has historically used long-term incentives to encourage its Named Executive Officers to focus on critical long-range objectives, to foster retention, and to align the Named Executive Officers’ interests with the long-term interests of our other shareholders. The 2002 Long-Term Incentive Plan authorizes the granting of stock options (incentive stock options or non-qualified stock options), stock appreciation rights, and restricted stock. In light of the economic recession, company performance for 2008 and the market value of the common stock, the Committee determined not to grant equity awards for 2008 to the Named Executive Officers.

Under the TARP CPP executive compensation limits, First Security is prohibited from paying or accruing any long-term incentive compensation, except for certain restricted stock awards, to the Named Executive Officers, and the next five most highly compensated employees, for so long as the Treasury holds an investment in First Security. Under ARRA, First Security may provide incentive compensation in the form of restricted stock awards, so long as the value of the stock does not exceed one-third of the Name Executive Officer’s total amount of annual compensation, the stock does not “fully vest” until Treasury no longer holds an investment in First Security, and any other conditions which the Treasury may specify have been satisfied. Treasury regulations, when issued, may limit First Security’s ability to structure long-term incentives for the Named Executive Officers.

401(k) and Employee Stock Ownership Plan.    First Security sponsors the First Security Group 401(k) and Employee Stock Ownership Plan pursuant to which First Security makes matching contributions. The purpose of the plan is to provide participating employees with an opportunity to obtain beneficial interests in the stock of First Security and to accumulate capital for their future economic security. Our Plan owns shares of First Security common stock and allocates the shares for the company-matching element of the 401(k). We may use the shares for ESOP profit sharing opportunities, but have not done so to date.

First Security’s Plan satisfies the safe harbor rules provided in Code Section 401(k)(12) and Code Section 401(m)(11). First Security makes matching contributions of at least 100% of each participant’s 401(k) contributions up to six percent (6%) of compensation. The Plan provides for 100% vesting of all accounts.

Executive Retirement Benefits.    First Security has entered into salary continuation agreements with each of the Named Executive Officers. The salary continuation agreements are intended to provide the officers with a fixed annual benefit for 15 years subsequent to retirement on or after the normal retirement age of 65. The salary continuation agreements help support the objective of maintaining a stable, committed, and qualified team of key executives through the inclusion of retention and non-competition provisions.

In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers have also entered into a separate letter agreement with First Security that sets forth the executives’ acknowledgement and agreement that certain amounts otherwise payable to the executive under the salary continuation agreements may be limited during the period that the Treasury holds an investment in First Security under the TARP CPP. Under ARRA, First Security is prohibited, for so long as the Treasury holds an investment in First Security, from making any payment to a Named Executive Officer upon departure from First Security for any reason, except for payments for services performed or benefits accrued.

First Security entered into a salary continuation agreement with Mr. Holley on December 21, 2005, pursuant to which Mr. Holley is entitled to certain nonqualified retirement benefits. Mr. Holley’s salary continuation agreement provides that Mr. Holley will be entitled to monthly benefits for 15 years upon his retirement after reaching normal retirement age (65). The amount of the monthly benefit will be based on a percentage of Mr. Holley’s final annual base salary or his average base salary for the three years prior to reaching normal retirement age, whichever is greater. The initial percentage of base salary payable to Mr. Holley is 60%, increasing 4% annually to a maximum of 80%. In the event Mr. Holley voluntarily resigns without good reason (as defined in the salary continuation agreement), he would be entitled to the vested percentage of the benefits actually accrued under his salary continuation agreement. The benefits vest in five equal annual increments beginning on June 1, 2006. In the event of a change in control, involuntary termination without cause, or resignation for good reason (each as defined in the salary continuation agreement), Mr. Holley would be entitled to the projected maximum benefit under his salary continuation agreement, based on his maximum percentage benefit and his expected annual salary upon reaching his normal retirement age. In the event of a termination due to disability, Mr. Holley would be entitled to 100% of the benefits accrued under the salary continuation agreement. Any such benefits are payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following his termination of employment or, if later, upon reaching normal retirement age. In the event Mr. Holley dies while benefits are still payable, his designated beneficiary would be entitled to all benefit payments at the same time and in the same manner as they would have been paid to Mr. Holley. In the event Mr. Holley is terminated for cause (as defined in the salary continuation agreement), Mr. Holley would not be entitled to any benefits under his salary continuation agreement. In the event Mr. Holley dies while in active service, his designated beneficiary would be entitled to the projected maximum benefit under the salary continuation agreement. Such benefit is payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following Mr. Holley’s death. First Security purchased bank-owned life insurance policies, which may be used as a source for the payment of benefits.

First Security entered into a salary continuation agreement with Mr. Montgomery on December 21, 2005. The terms of Mr. Montgomery’s salary continuation agreement are generally the same as those in Mr. Holley’s agreement, except the percentage of base salary (or, if applicable, average base salary) payable to Mr. Montgomery was 30%, increasing 2% annually to a maximum of 50%. Due to the termination of his employment on April 15, 2009, Mr. Montgomery is not entitled to any benefits under the salary continuation agreement.

First Security entered into a salary continuation agreement with Mr. Lusk on December 21, 2005. The terms of Mr. Lusk’s salary continuation agreement are generally the same as those in Mr. Holley’s agreement, except the percentage of base salary (or, if applicable, average base salary) payable to Mr. Lusk is 20%, increasing 1% annually to a maximum of 40%.

Other Compensation.    The Named Executive Officers participate in First Security’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

For each of the Named Executive Officers, First Security also provides the following perquisites: business and personal use of a company car for transportation for the executive, his customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive.

Pay Level and Benchmarking

As noted earlier, First Security’s compensation structure is designed to position an executive’s compensation between the 50th and 75th percentiles of a competitive practice. The Committee worked with Amalfi Consulting to review total compensation levels for the Named Executive Officers. This review included base salary, annual cash incentives, all forms of equity compensation, and all other forms of compensation.

The primary data source used in setting competitive market levels for the executives is the information publicly disclosed by a “2008 Peer Group” of the 20 companies listed below. These companies include banks of similar size, geographic location and performance.

2008 Peer Group Table(1)

	Company Name	Ticker	City	State	Total Assets 2007Y ($000)	Asset Growth 3 Yr (%)	ROAA 2007Y (%)	ROAE 2007Y (%)	Net Int. Margin 2007Y (%)	NPAs/ Assets 2007Y (%)	Core EPS Growth 2007Y (%)	Branches 2007Y (Actual)
1	Farmers Capital Bank Corp.	FFKT	Frankfort	KY	2,068,247	48.0	0.83	8.88	3.6	1.17	11.4	36
2	NewBridge Bancorp	NBBC	Greensboro	NC	2,057,358	124.9	-0.40	-4.33	4.3	0.83	NM	40
3	Cadence Financial Corp.	CADE	Starkville	MS	1,984,155	37.8	0.51	5.10	3.4	0.72	-24.6	39
4	FNB United Corp.	FNBN	Asheboro	NC	1,906,506	120.9	0.66	5.81	4.0	1.00	-22.4	43
5	Great Florida Bank	GFLB	Coral Gables	FL	1,809,365	429.3	0.06	0.50	3.2	1.19	-84.8	21
6	Fidelity Southern Corporation	LION	Atlanta	GA	1,686,484	37.8	0.41	6.84	3.0	1.43	-33.1	24
7	First M&F Corporation	FMFC	Kosciusko	MS	1,653,751	44.7	0.92	10.78	3.9	0.77	3.5	51
8	Capital Bank Corporation	CBKN	Raleigh	NC	1,517,603	72.0	0.54	4.78	3.5	0.50	-26.8	27
9	Porter Bancorp, Inc.	PBIB	Louisville	KY	1,456,020	64.1	1.16	12.39	3.7	1.02	-13.7	19
10	TIB Financial Corp.	TIBB	Naples	FL	1,444,739	74.2	-0.18	-2.52	3.6	1.34	-92.8	20
11	Wilson Bank Holding Company	WBHC	Lebanon	TN	1,334,245	42.4	0.85	9.86	3.3	0.26	1.5	20
12	Bank of Florida Corporation	BOFL	Naples	FL	1,310,488	211.4	0.23	1.54	4.0	1.05	-14.4	13
13	Bank of Kentucky Financial Corp.	BKYF	Crestview Hills	KY	1,232,724	40.4	0.99	12.39	3.7	0.85	8.4	28
14	CenterState Banks of Florida, Inc.	CSFL	Davenport	FL	1,217,430	61.5	0.66	5.63	4.0	0.37	-22.3	37
15	Southeastern Bank Financial Corp.	SBFC	Augusta	GA	1,212,980	71.7	1.04	14.03	3.6	0.45	5.8	11
16	PAB Bankshares, Inc.	PABK	Valdosta	GA	1,198,671	37.9	0.93	11.00	3.9	1.48	-23.1	20
17	BNC Bancorp	BNCN	Thomasville	NC	1,130,112	127.1	0.71	9.78	3.6	0.54	-2.2	14
18	Appalachian Bancshares, Inc.	APAB	Ellijay	GA	971,200	105.4	0.65	7.93	4.7	0.60	-7.1	13
19	Nexity Financial Corporation	NXTY	Birmingham	AL	947,213	55.1	0.59	8.03	2.8	1.29	13.0	1
20	Florida Community Banks, Inc.	FLCM	Immokalee	FL	942,674	42.6	1.11	11.09	4.2	11.93	-53.1	11
	Average				1,454,098	92.5	0.61	6.98	3.7	1.44	-19.8	24
	25th Percentile				1,209,403	42.6	0.49	5.02	3.5	1.22	-25.7	14
	50th Percentile				1,389,492	62.8	0.66	7.98	3.7	0.93	-14.4	21
	75th Percentile				1,717,204	109.3	0.92	10.84	4.0	0.59	2.5	36
	First Security Group, Inc.	FSGI	Chattanooga	TN	1,211,955	58.1	0.97	7.75	4.8	0.63	4.8	40

(1)	Peer group metrics measured as of December 31, 2007. Peer group data provided by SNL financial.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Review of Prior Amounts Granted and Realized

Our goal is to motivate and reward executives to enhance franchise value and to align interests with the long-term interests of our shareholders. The Committee does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards

First Security has entered into letter agreements with each of the Named Executive Officers providing that any bonus or incentive compensation paid to the Named Executive Officer, for so long as the Treasury holds an investment in First Security, is subject to recovery or “clawback” by First Security if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

In addition, under Section 304 of the Sarbanes-Oxley Act, if First Security is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse First Security for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of First Security common stock during those 12 months.

Timing of Equity Grants

First Security does not have a formal written policy guiding the timing of equity grants. All equity grants were made after formal Committee approval. First Security has reviewed its equity grant practices and has confirmed that all past equity grants have been consistent with SEC guidelines.

Employment Agreements

First Security has entered into separate employment agreements with each of its Named Executive Officers, and the material terms of those agreements are described below. In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers have also entered into a separate letter agreement with First Security that sets forth the executives’ acknowledgement and agreement that certain amounts otherwise payable to the executive under the employment agreements described below may be limited during the period that the Treasury holds an investment in First Security under the TARP CPP. Under ARRA, First Security is prohibited, for so long as the Treasury holds an investment in First Security, from any payment to a Named Executive Officer upon departure from First Security for any reason, except for payments for services performed or benefits accrued. Payments that depend solely upon a change in control and are not contingent upon a separation from service are not explicitly prohibited under ARRA.

First Security entered into a three-year employment agreement with Rodger B. Holley on May 16, 2003 regarding Mr. Holley’s employment as Chairman and Chief Executive Officer. At the end of each year of the agreement, it renews for an additional year, unless either of the parties to the agreement gives notice of his or its intent not to renew the agreement at least 90 days prior to the renewal date. To date, neither First Security nor Mr. Holley have provided such notice; as a result, the term of Mr. Holley’s agreement will extend until at least May 16, 2011. Under the terms of the agreement, First Security provides Mr. Holley with health and life insurance, membership fees to social and civic clubs and an automobile for business and personal use. If First Security terminates Mr. Holley’s employment without cause or Mr. Holley terminates his employment for good reason, Mr. Holley will be entitled to a Lump Sum Payment, a Pro Rata Incentive Payment and continuation of medical benefits for twelve months. The Lump Sum Payment is an amount equal to the sum of his current base salary plus the greater of (1) the highest of his last three years’ incentive payments or (2) his target annual incentive. The Pro Rata Incentive Payment is an amount equal to the pro rata portion of the target annual incentive based on the number of days that have passed in the employment year before Mr. Holley’s termination.

Upon a change in control of First Security, Mr. Holley will be entitled to three times the Lump Sum Payment, payment of a Pro Rata Incentive Payment, and continuation of medical benefits for twelve months. If First Security cannot continue the medical benefits to which Mr. Holley is entitled under the agreement because Mr. Holley is no longer employed, First Security will pay Mr. Holley the amount it would have paid for such benefits over the 12-month period. The agreement also generally provides that Mr. Holley will not compete with First Security in the banking business nor solicit First Security’s customers or employees for a period of 12 months following termination of his employment. The noncompetition and nonsolicitation provisions of the agreement apply if Mr. Holley terminates his employment without cause, for good reason or in connection with a change in control, or if First Security terminates his employment with or without cause.

First Security entered into a three-year employment agreement with Lloyd L. Montgomery, III on May 16, 2003 regarding Mr. Montgomery’s employment as President and Chief Operating Officer. With the exception of the initial base salary, the terms of Mr. Montgomery’s employment agreement were the same as those in Mr. Holley’s agreement. Due to the termination of his employment on April 15, 2009, Mr. Montgomery is not entitled to any benefits under the employment agreement.

First Security entered into a three-year employment agreement with William L. Lusk, Jr. on May 16, 2003 regarding Mr. Lusk’s employment as the Secretary, Chief Financial Officer, and Executive Vice President. With the exception of the initial base salary, the terms of Mr. Lusk’s employment agreement are the same as those in Mr. Holley’s agreement. Neither First Security nor Mr. Lusk have provided notice of non-renewal of the agreement.

In 2008, First Security entered into amendments of the employment agreements with each of its Named Executive Officers to ensure compliance with Section 409A of the Internal Revenue Code.

Tax and Accounting Considerations

First Security takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised 2004), First Security must expense the grant-date fair value of share-based grants such as restricted stock and stock options. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m)(1) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) of a corporation in a taxable year, except to the extent that the compensation constitutes “qualified performance-based compensation.” Payments under the 2002 Long-Term Incentive Plan are designed to constitute “qualified performance-based compensation.”

Section 162(m)(5) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $500,000 paid to the chief executive officer, the chief financial officer and the three most highly compensated officers (other than the chief executive officer and the chief financial officer), for so long as the Treasury retains an investment in First Security.

All of the compensation First Security paid in 2008 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of First Security.

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on an executive if the executive’s total benefit upon a change in control of First Security equals or exceeds three times the executive’s five-year average taxable compensation. If the 20% excise tax is triggered, it is imposed on all change in control benefits exceeding the executive’s five-year average taxable compensation. Additionally, under Section 280G of the Internal Revenue Code, the employer forfeits the compensation deduction related to such payments. Under the terms of the salary continuation agreements, each of the Named Executive Officers is entitled, if applicable, to a tax gross-up to cover estimated excess taxes and any additional income taxes attributable to the payment of the tax gross-up. The Committee believes that providing the tax gross-up benefit properly provides the executives the full benefit of the promises contained in the salary continuation agreements, so that the compensation received by the executives after their payment of taxes equals their benefits had no excise taxes been imposed. The Committee believes any increase in non-deductible compensation will not materially adversely affect First Security.

Conclusion

First Security believes its compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, company, and share-value performance. The Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet First Security and shareholder objectives.

Compensation Committee Report

In performing its oversight role, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:	J.C. Harold Anders

Ralph L. Kendall

D. Ray Marler

April 15, 2009

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by First Security and its subsidiaries to or on behalf of First Security’s Chief Executive Officer, Chief Financial Officer and the other most highly compensated executive officers of First Security.

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus (2) ($) (d)	Stock Awards (3) ($) (e)	Option Awards (4) ($) (f)	Non-Equity Incentive Plan Compensation (5) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($) (h)	All Other Compensation (7) ($) (i)	Total ($) (j)
Rodger B. Holley,
Chairman & CEO	2008	358,800	—	40,981	32,113	—	368,529	37,634	838,057
	2007	340,000	—	38,155	30,014	68,000	310,364	26,886	813,419
	2006	340,000	—	17,669	38,974	115,000	256,360	30,532	798,535
Lloyd L. Montgomery, III,
COO & President (8)	2008	233,000	—	22,658	16,242	—	44,936	27,667	344,503
	2007	216,300	10,815	20,808	14,749	32,445	39,007	24,060	358,184
	2006	216,300	—	9,640	18,431	55,000	32,667	26,456	358,494
William L. Lusk, Jr.,
Secretary, CFO & EVP	2008	185,100	—	18,451	13,686	—	5,726	28,994	251,957
	2007	183,750	—	17,347	12,923	27,563	5,271	30,680	277,534
	2006	183,750	—	8,029	16,654	42,500	4,505	28,273	283,711

(1)	Represents base salary.
(2)	Represents discretionary bonus awards. Mr. Montgomery was awarded a 5% cash bonus for 2007 based on his new duties and role as President of First Security and FSGBank.
(3)	Represents the annual expense related to restricted stock awards computed in accordance with SFAS 123R, using the methods and assumptions described in Note 13 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock awards were granted on December 21, 2005, December 27, 2006 and February 27, 2008 and are subject to three-year service vesting. The 2005, 2006 and 2008 share awards were granted at fair values of $9.50, $11.35 and $9.08 per share, respectively. Awards for the Named Executive Officers were: 2005: Mr. Holley-5,500 shares, Mr. Montgomery-3,000 shares, and Mr. Lusk-2,500 shares; 2006: Mr. Holley-5,500 shares, Mr. Montgomery-3,000 shares, and Mr. Lusk-2,500 shares; and 2008: Mr. Holley-1,250 shares, Mr. Montgomery-800 shares, and Mr. Lusk-500 shares.
(4)	Represents the annual expense related to stock options computed in accordance with SFAS 123R, using the methods and assumptions described in Note 13 of our consolidated financial statements. Under our 1999 and 2002 Long-Term Incentive Plans, stock options were granted on December 21, 2005, December 27, 2006 and February 27, 2008 and are subject to three-year service vesting. The December 21, 2005 options were granted at an exercise price of $9.50 per share, the December 27, 2006 options were granted at an exercise price of $11.35 per share and the February 27, 2008 options were granted at an exercise price of $9.08 per share. The following assumptions were used in the Black-Scholes methodology for the 2005 award: expected volatility 13.0%, risk-free interest rate 4.44%, expected life 7.0 years, expected divided yield 1.05%. The following assumptions were used in the Black-Scholes methodology for the 2006 award: expected volatility 19.1%, risk-free interest rate 4.64%, expected life 6.5 years, expected divided yield 1.76%. The following assumptions were used in the Black-Scholes methodology for the 2008 award: expected volatility 20.7%, risk-free interest rate 3.33%, expected life 6.5 years, expected divided yield 2.20%. The resulting Black-Scholes grant values for the 2005, 2006 and 2008 awards are $2.24, $2.77 and $1.87 per share, respectively. Awards for the Named Executive Officers were: 2005: Mr. Holley-17,500 options, Mr. Montgomery-8,600 options, and Mr. Lusk-7,500 options; 2006: Mr. Holley-17,500 options, Mr. Montgomery-8,600 options, and Mr. Lusk-7,500 options; and 2008: Mr. Holley-6,050 options, Mr. Montgomery-3,850 options, and Mr. Lusk-2,450 options.
(5)	Represents the annual incentives earned in under our Annual Cash Incentive Plan, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(6)	Represents the aggregate change in the actuarial present value of the salary continuation agreements with the Named Executive Officers, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. First Security does not provide the Named Executive Officers with nonqualified deferred compensation opportunities.
(7)	Represents all other forms of compensation, including First Security’s 401(k) match and perquisites provided to the Named Executive Officers (consisting of business and personal use of a company car for transportation for the executive, his customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive). First Security provided 401(k) matches in 2008 as follows: Holley-$13,800, Montgomery-$13,800 and Lusk-$12,841.
(8)	Employment terminated on April 15, 2009.

2008 Grants of Plan-Based Awards

The following table sets forth information for the fiscal year ended December 31, 2008 concerning plan-based awards granted to the Named Executive Officers.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (4) (#) (j)	Exercise of Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (5) ($) (l)
Name (a)	Grant Type	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thresh. (#) (f)	Target (#) (g)	Max. (#) (h)
Holley	2008 Cash Incentive		71,760	125,580	197,340
	Restricted Stock	2/27/2008							1,250			11,350
	Stock Option	2/27/2008								6,050	9.08	11,314
Montgomery	2008 Cash Incentive		46,600	81,550	128,150
	Restricted Stock	2/27/2008							800			7,264
	Stock Option	2/27/2008								3,850	9.08	7,200
Lusk	2008 Cash Incentive		27,765	46,275	74,040
	Restricted Stock	2/27/2008							500			4,540
	Stock Option	2/27/2008								2,450	9.08	4,582

(1)	Represents the estimated possible payouts for fiscal year 2008 under the Annual Cash Incentive Plan. As disclosed in the Summary Compensation Tables and described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Named Executive Officers did not receive any payouts for fiscal year 2008. Additional information regarding the Annual Cash Incentive Plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	First Security does not issue Equity Incentive Plan Awards as defined by the SEC.
(3)	Represents restricted stock grants awarded to the Named Executive Officers, based on the Compensation Committee’s analysis of First Security’s overall 2007 performance. The shares vest over three years beginning on February 27, 2009.
(4)	Represents stock option grants awarded to the Named Executive Officers based on the Compensation Committee’s analysis of First Security’s overall 2007 performance. The options vest over three years beginning on February 27, 2009.
(5)	Represents the grant date fair value of stock and option awards computed in accordance with FAS 123R.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table sets forth information concerning outstanding awards previously granted to the Named Executive Officers that were held by the Named Executive Officers at December 31, 2008.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Rodger B. Holley	116,064	—		—	5.34	2/1/2011
	57,600	—		—	6.94	4/22/2013
	18,000	—		—	8.33	1/28/2014
	17,500	—		—	9.50	12/21/2015
	11,550	5,950	(2)	—	11.35	12/27/2016
	—	6,050	(3)	—	9.08	2/27/2018
							3,120	(4)	14,414
Lloyd L. Montgomery, III	83,520	—		—	6.94	4/24/2012
	25,200	—		—	6.94	4/22/2013
	9,000	—		—	8.33	1/28/2014
	8,600	—		—	9.50	12/21/2015
	5,676	2,924	(5)	—	11.35	12/27/2016
	—	3,850	(6)		9.08	2/27/2018
							1,820	(7)	8,408
William L. Lusk, Jr.	59,904	—		—	5.34	2/1/2011
	21,600	—		—	6.94	4/22/2013
	9,000	—		—	8.33	1/28/2014
	7,500	—		—	9.50	12/21/2015
	4,950	2,550	(8)	—	11.35	12/27/2016
	—	2,450	(9)	—	9.08	2/27/2018
							1,350	(10)	6,237

(1)	Based on the closing price of First Security’s common stock (NASDAQ: FSGI) on December 31, 2008 (i.e. $4.62 per share).
(2)	Vesting schedule for unexercisable options: 5,950 option shares on 12/27/2009.
(3)	Vesting schedule for unexercisable options: 1,996.5 option shares on 2/27/2009, 1,996.5 option shares on 2/27/2010 and 2,057 option shares on 2/27/2011.
(4)	Vesting schedule for stock: 1,870 shares on 12/27/09, 412.5 shares on 2/27/2009, 412.5 shares on 2/27/2010 and 425 shares on 2/27/2011.
(5)	Vesting schedule for unexercisable options: 2,924 option shares on 12/27/2009.
(6)	Vesting schedule for unexercisable options: 1,270.5 option shares on 2/27/2009, 1,270.5 option shares on 2/27/2010 and 1,309 option shares on 2/27/2011.
(7)	Vesting schedule for stock: 1,020 shares on 12/27/2009, 264 shares on 2/27/2009, 264 shares on 2/27/2010 and 272 shares on 2/27/2011.
(8)	Vesting schedule for unexercisable options: 2,550 option shares on 12/27/2009.
(9)	Vesting schedule for unexercisable options: 808.5 option shares on 2/27/2009, 808.5 option shares on 2/27/2010 and 833 option shares on 2/27/2011.
(10)	Vesting schedule for stock: 850 shares on 12/27/09, 165 shares on 2/27/2009, 165 shares on 2/27/2010 and 170 shares on 2/27/2011.

2008 Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of awards held by the Named Executive Officers during the fiscal year ended December 31, 2008.

	Option Awards (1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (2) ($) (e)
Rodger B. Holley	—	—	3,685	(3)	17,685
Lloyd L. Montgomery, III	—	—	2,010	(4)	9,647
William L. Lusk, Jr.	—	—	1,675	(5)	8,039

(1)	The Named Executive Officers did not exercise any stock options during the fiscal year ended December 31, 2008.
(2)	Based on the closing price of First Security’s common stock (NASDAQ: FSGI) on the vesting dates: December 21, 2008 (i.e. $4.75 per share) and December 27, 2008 (i.e. $4.85 per share).
(3)	34% of the 5,500 share stock award dated December 21, 2005 vested at the end of the third year. 33% of the 5,500 share stock award dated December 27, 2006 vested at the end of the second year.
(4)	34% of the 3,000 share stock award dated December 21, 2005 vested at the end of the third year. 33% of the 3,000 share stock award dated December 27, 2006 vested at the end of the second year.
(5)	34% of the 2,500 share stock award dated December 21, 2005 vested at the end of the third year. 33% of the 2,500 share stock award dated December 27, 2006 vested at the end of the second year.

2008 Pension Benefits

The following table sets forth information concerning the present value of accumulated benefits under the salary continuation agreements with each Named Executive Officer at December 31, 2008.

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Rodger B. Holley	Salary Continuation Agreement	3.6	1,056,956	—
Lloyd L. Montgomery, III	Salary Continuation Agreement	3.6	132,698	—
William L. Lusk, Jr.	Salary Continuation Agreement	3.6	17,756	—

(1)	First Security entered into salary continuation agreements with each Named Executive Officer, effective June 1, 2005. The salary continuation agreements are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Non-Qualified Deferred Compensation

In 2008, the Named Executive Officers did not participate in any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change in Control

The discussion and tables below reflect the amount of compensation payable to each of the continuing Named Executive Officers of First Security in the event of termination of such Named Executive Officer’s employment or upon a Change in Control of First Security. The values shown in the table below assume a termination or change in control date of December 31, 2008. The amounts do not include compensation and benefits that are provided to First Security’s general employees. We present the total amount of benefit under a voluntary termination, with incremental amounts above this level for terminations under the other scenarios or under a change in control. Additionally, the values provided in the table are estimates and would need to be verified and re-calculated if an actual termination or change in control occurred.

Compensation and/or Benefits Payable Upon Termination or Change in Control	Voluntary Termination by Employee w/out Good Reason ($)	Termination by Employee for Good Reason or by Company w/o Cause ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control [4] ($)
Rodger B. Holley
Lump Sum Cash Payment	—	513,800	—	—	1,541,400
Annual Incentive Payment	—	125,580	—	—	125,580
Unvested Stock Options (1)	—	—	—	—	—
Unvested Restricted Stock (2)	—	—	14,414	14,414	14,414
Salary Continuation Agreement (3)	901,241	2,666,453	600,831	3,065,279	2,666,453
Medical Insurance	—	9,238	—	—	—
Tax Gross-up	—	—	—	—	1,069,243
Reduction Due to TARP CPP Limits	—	(3,315,071)	(615,245)	(3,079,693)	—

William L. Lusk, Jr.
Lump Sum Cash Payment	—	231,375	—	—	694,125
Annual Incentive Payment	—	46,275	—	—	46,275
Unvested Stock Options (1)	—	—	—	—	—
Unvested Restricted Stock (2)	—	—	6,237	6,237	6,237
Salary Continuation Agreement (3)	18,698	572,372	12,464	2,048,826	572,372
Medical Insurance	—	9,238	—	—	—
Tax Gross-up	—	—	—	—	519,314
Reduction Due to TARP CPP Limits	—	(859,260)	(18,701)	(2,055,063)	—

(1)	Unvested stock options awarded under the 2002 Long-Term Incentive Plan accelerate due to disability, death, or under a change in control. As of December 31, 2008 all unvested option strike prices exceeded the closing stock price of $4.62, therefore there is no intrinsic value on the unvested options.
(2)	All shares of unvested restricted stock awarded under the 2002 Long-Term Incentive Plan accelerate due to disability, death, or a change in control. The value presented is the intrinsic value as of December 31, 2008 based upon the closing share price of $4.62.
(3)	Values presented reflect the present value of the benefit as of December 31, 2008. Present values were determined using the following applicable discount rates (120% of Mid-term AFR and 120% of Long-term AFR compounded semi-annually): Mr. Holley-3.4% and Mr. Lusk-5.28%. Payments under the plan would be made in monthly installments for 15 years commencing on the first day of the month following normal retirement age (65).
(4)	Benefits provided under a change in control are not dependent upon a termination from employment and are therefore outside the scope of limitations on severance payouts as currently defined under TARP CPP guidelines. Should a qualifying termination occur in association with a change in control, First Security will provide medical insurance for a twelve-month period to the Named Executive Officer. The value of this benefit is based on current monthly premium expenses and is estimated to be the following: Mr. Holley-$9,238 and Mr. Lusk-$9,238. The medical insurance premium is not permissible under current TARP CPP guidelines; however should the payment be permissible, it would increase the estimated tax gross-up for each Named Executive Officer to the following amounts: Mr. Holley’s gross-up would increase to $1,073,485 and Mr. Lusk’s gross-up would increase to $523,556.

First Security has entered into separate employment agreements and separate salary continuation agreements with each of the Named Executive Officers. Summaries of these agreements are provided in the Compensation Discussion & Analysis section of this proxy statement. The estimated payments that would be provided under these agreements upon a termination or change in control are detailed in this section.

Each Named Executive Officer’s receipt of these payments is conditioned on his fulfillment of covenants set forth in the Named Executive Officer’s employment agreement not to solicit clients or employees, and not to compete with First Security, for a period of twelve (12) months following the termination date. The Named Executive Officers must also preserve the confidentiality of certain First Security information. Competition includes holding more than a 5% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business.

The estimate of reductions due to TARP CPP limits reflect the provisions contained in ARRA. These limitations forbid the payment to a senior executive officer of any compensation for departure from a company for any reason, except for payments for services performed or benefits accrued. Payments that depend solely upon a change of control and are not contingent upon a separation from service are not explicitly prohibited under ARRA. As of the preparation of these tables, the Treasury Secretary has yet to publish implementing guidelines or regulations implementing the compensation limits contained in ARRA.

Payments Made upon Termination for Cause

If First Security terminates a Named Executive Officer’s employment for “Cause,” First Security will pay the Named Executive Officer his accrued compensation and benefits as of the date of termination. Accrued amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. “Cause” is defined in the employment agreement and is generally defined as the Named Executive Officer’s willful misconduct or failure to perform the responsibilities under the terms of the employment agreement. No amounts are shown in the table because no additional compensation is provided to the Named Executive Officer in the event of a termination for Cause.

First Security and FSGBank terminated Mr. Montgomery’s employment for cause on April 15, 2009. In accordance with his employment agreement, First Security paid Mr. Montgomery $3,697 for his accrued compensation and benefits as of April 15, 2009.

Payments Made upon Voluntary Termination without Good Reason

If the Named Executive Officer terminates his employment other than for “Good Reason” (as defined in the Named Executive Officer’s employment agreement) First Security will pay the Named Executive Officer his accrued compensation and benefits. No additional compensation will be paid upon voluntary termination by the Named Executive Officer except vested amounts they are entitled to under the salary continuation plan. Under the salary continuation agreements, each Named Executive Officer is entitled to a benefit determined based on the applicable vested percentage of the Named Executive Officer’s Accrual Balance as of the termination date. The applicable vested percentage is determined in accordance with the following table:

Applicable Vested Percentage	Plan Year
0%	2005
20%	2006
40%	2007
60%	2008
80%	2009
100%	2010 or any later year

The annual benefit provided under each salary continuation agreement is payable over fifteen (15) years in twelve (12) equal monthly installments. The payments commence on the first day of the month following the Named Executive Officer’s 65th birthday (retirement age). As of December 31, 2008, each of the Named Executive Officer’s are 60% vested in their salary continuation benefit.

Payments Made upon Termination for Good Reason by the Employee or without Cause by the Company (not associated with a Change in Control)

If First Security terminates a Named Executive Officer’s employment without Cause (as defined in the Named Executive Officer’s employment agreement) or the Named Executive Officer terminates his employment for “Good Reason” (defined as any material and adverse change in employment conditions or material reduction in compensation or a failure by First Security to perform its responsibilities under the employment agreement), he will be entitled to the following:

•

a lump sum payment equal to the sum of the current base salary plus the greater of (i) the highest of his last three years’ annual incentive payments or (ii) his target annual incentive set forth in First Security’s Annual Incentive Compensation Plan;

•

a prorated “target” annual incentive equal to the target incentive for the year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year up to and including the date of termination and the denominator of which is 365. In the table above, we assume target levels defined by the terms of the 2008 Annual Incentive Plan regardless of the likelihood that such performance would be achieved for 2008; and

•

continuation of medical benefits (which may include medical, dental, and vision coverage) for twelve (12) months following termination, or, if First Security’s policy(ies) then in effect do not permit the Named Executive Officer’s continued participation following termination, a lump sum payment equal to the present value of what First Security’s cost would be for such continued coverage.

In addition, the Named Executive Officer’s will receive the projected maximum benefit under their salary continuation agreements upon reaching age 65. The annual maximum benefits under the salary continuation agreements as of December 31, 2008 are as follows: Mr. Holley, $335,796; and Mr. Lusk, $197,377.

Payments Made upon Disability

If a Named Executive Officer terminates employment due to disability, First Security will pay the Named Executive Officer’s their accrued compensation and benefits. In addition, each Named Executive Officer will become fully vested in the Accrual Balance under their salary continuation agreements, which provides monthly payments for fifteen (15) years starting at age 65. The annual disability benefits under the salary continuation agreements as of December 31, 2008 are as follows: Mr. Holley, $141,377; and Mr. Lusk, $10,406. Also, all unvested stock options held by the Named Executive Officer will become fully vested and exercisable and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested. The stock options will remain exercisable for one year after a disability termination.

Payments Made upon Death

If a Named Executive Officer’s employment terminates due to death, First Security will pay the Named Executive Officer’s accrued compensation and benefits to their estate or designated beneficiary. In addition, the Named Executive Officer’s beneficiary will receive the projected maximum benefit under their salary continuation agreements. The 15 years of monthly payments to the Named Executive Officer’s beneficiary will commence immediately following the Named Executive Officer’s death. Also, all unvested stock options held by the Named Executive Officer will become fully vested and exercisable and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested. The stock options will remain exercisable for one year after death.

Payments Made upon a Change in Control

All change in control benefits reported in the table will be provided upon a change in control, whether or not a Named Executive Officer’s employment terminates, with the exception of the medical benefit continuation, which would be provided only if there is a termination by First Security without Cause or if the Named Executive Officer terminates his employment for “Good Reason” within twelve (12) months following a change in control.

In the event of a change in control each Named Executive Officer will be entitled to the following:

•

a payment of three (3) times the sum of the Named Executive Officer’s base salary plus the greater of (i) the highest of his last three (3) years’ annual incentive payments or (ii) his target annual incentive set forth in First Security’s Annual Incentive Compensation Plan in the year of the change in control;

•

a prorated “target” annual incentive equal to the target incentive for the year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year up to and including the change in control date and the denominator of which is 365. In the table, we assume that as of December 31, 2008, the targeted 2008 Annual Incentive Compensation Plan award will be paid in full and no additional incentive will be awarded to the Named Executive Officer; and

•

continuation of medical benefits (which includes medical, dental, and vision) for twelve (12) months following termination by First Security without Cause or termination by the Named Executive Officer for Good Reason following a change in control, or if First Security’s policy(ies) then in effect do not permit the Named Executive Officer’s continued participation following termination, a lump sum payment equal to the present value of what First Security’s cost would be for such continued coverage. Because this specific benefit is dependent upon a termination of employment, First Security would not be permitted to provide this severance payment to the Named Executive Officers due the executive compensation limits applicable under the TARP CPP.

If applicable, each Named Executive Officer is also entitled to a tax gross-up for any excise taxes and additional income taxes that are required to be paid under Internal Revenue Code Section 4999 and Section 280G surrounding change in control related payments that are considered “excess” parachute payments. If the change in control payments exceed three times the Named Executive Officer’s “Base Amount,” as defined in Section 280G they are considered “excess.” We believe the gross-ups shown in the table could be reduced if an actual change in control occurs, because the estimated values do not reflect a potential reduction associated with reasonable compensation for non-compete provisions and other restrictions in the employment agreements.

In addition, each Named Executive Officer will receive the projected maximum benefit (at age 65) under their salary continuation agreements in the event of a change in control. Also, all unvested stock options held by the Named Executive Officer shall become fully vested and exercisable, and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested upon a change in control.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit/Corporate Governance Committee has appointed Joseph Decosimo and Company, PLLC, an independent registered public accounting firm, as the independent auditors for First Security and FSGBank for the current fiscal year ending December 31, 2009, subject to ratification by the shareholders. Joseph Decosimo and Company, PLLC, has served as the independent auditors for First Security and FSGBank since February 17, 1999. Joseph Decosimo and Company, PLLC, has advised First Security that neither the firm nor any of its principals has any direct or material interest in First Security or FSGBank except as auditors and independent public accountants of First Security and FSGBank. Although shareholder ratification of our independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Joseph Decosimo and Company, PLLC to our shareholders for ratification to permit shareholders to participate in this important corporate decision.

A representative of Joseph Decosimo and Company, PLLC is expected to be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm if he or she so desires. A representative of Joseph Decosimo and Company, PLLC is also expected to respond to appropriate questions from shareholders.

Audit/Corporate Governance Committee Report

The Audit/Corporate Governance Committee monitors First Security’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Committee with regard to First Security’s financial reporting process during 2008 and particularly with regard to First Security’s audited consolidated financial statements as of December 31, 2008 and 2007 and for the three years ended December 31, 2008.

First Security’s management has the primary responsibility for First Security’s financial statements and reporting process, including the systems of internal controls. First Security’s independent auditors are responsible for performing an independent audit of First Security’s consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report on First Security’s consolidated financial statements. The Committee’s responsibility is to monitor the integrity of First Security’s financial reporting process and system of internal controls and to monitor the independence and performance of First Security’s independent auditors and internal auditors.

The Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit/Corporate Governance Committee’s charter. To carry out its responsibilities, the Audit/Corporate Governance Committee met four times during 2008.

The Committee reviewed and approved all of the related party transactions. In addition, the Committee determined that the related party transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and were not expected to present unfavorable features to First Security.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements included in First Security’s annual report on Form 10-K for the year ended December 31, 2008, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also discussed with First Security’s independent auditors, Joseph Decosimo and Company, PLLC, their judgments as to the quality (rather than just the acceptability) of First Security’s accounting principles, and such other matters as are required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee discussed with Joseph Decosimo and Company, PLLC its independence from management and First Security, and has received the written disclosures and the letter from Joseph Decosimo and Company, PLLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered whether the provision of services during 2008 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of the financial statements referred to above, and to their reviews of First Security’s interim financial statements during 2008, is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence.

Additionally, the Committee discussed with First Security’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of First Security’s internal controls, and the overall quality of First Security’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in First Security’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Committee believes that, at this time, nothing has come to its attention that impairs Joseph Decosimo and Company, PLLC’s independence or their ability to provide quality professional audit services, and therefore recommends to the Board that First Security retain Joseph Decosimo and Company, PLLC as First Security’s independent auditors for 2009.

Audit/Corporate Governance Committee:	Ralph L. Kendall, Chairman
Carol H. Jackson
William B. Kilbride

April 15, 2009

Audit Fees

The following table sets forth fees for professional audit and quarterly review services rendered by Joseph Decosimo and Company, PLLC, for the years ended December 31, 2008 and 2007, as well as fees billed for other services rendered by Joseph Decosimo and Company, PLLC, during those periods.

	2008	2007
Audit Fees	$183,245	$198,325
Audit-Related Fees (1)	49,939	59,660
Tax Fees—Preparation and Compliance (2)	80,680	86,480

Sub total	313,864	344,465

Tax Fees—Other (3)	1,600	13,542
All Other Fees	—	—

Sub total	1,600	13,542

Total Fees	$315,464	$358,007

(1)	Audit-related fees consisted of assurance and other services that are related to the performance of the audit or quarterly review of First Security’s financial statements. Such fees include audits and due diligence procedures related to acquisitions, the audit of First Security’s benefit plan, and accounting consultation related to the aforementioned items.
(2)	Tax Fees—Preparation and Compliance consist of the aggregate fees billed for professional services rendered by Joseph Decosimo and Company, PLLC, for tax return preparation and compliance.
(3)	Tax Fees—Other consist primarily of tax research and consultation related to acquisitions, as well as tax planning and other tax advice.

The Board of Directors of First Security has considered whether the provision of services during 2008 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of First Security’s financial statements or its reviews of First Security’s interim financial statements during 2008 is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence. The services provided by the independent auditors were pre-approved by the Audit/Corporate Governance Committee to the extent required under applicable law and in accordance with the provisions of the committee’s charter. The Committee requires pre-approval of all audit and allowable non-audit services.

Vote Required to Approve Proposal

The appointment of Joseph Decosimo and Company, PLLC as independent auditors for First Security for fiscal year ending December 31, 2009 requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE APPOINTMENT OF JOSEPH DECOSIMO AND COMPANY, PLLC AS

INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2009.

PROPOSAL THREE:

NON-BINDING RESOLUTION APPROVING COMPENSATION

OF FIRST SECURITY’S EXECUTIVE OFFICERS

General

On January 9, 2009, First Security completed a transaction with the United States Treasury under the Troubled Asset Relief Program Capital Purchase Program (TARP CPP). Under the TARP CPP, First Security sold 33,000 shares of its Series A Cumulative Perpetual Preferred Stock, which bears an initial dividend rate of 5% increasing to 9% after five years, to the Treasury in exchange for an investment of $33 million. In addition, the Treasury received a warrant for the purchase of 823,627 shares of First Security’s common stock. One of the conditions of participation in the TARP CPP is that First Security comply with certain limits on its compensation of its executive officers.

Under the American Recovery and Reinvestment Act of 2009 (ARRA), First Security is required to submit to its shareholders a non-binding vote on the compensation of First Security’s Named Executive Officers for so long as the Treasury holds an investment in First Security.

By the terms of ARRA, this vote by shareholders (i) is not binding on the Board of Directors of First Security, (ii) is not to be construed as overruling any decision by our Board of Directors; and (iii) does not create or imply any additional duties by our Board of Directors.

Executive Compensation

First Security believes that its compensation policies and procedures, which are reviewed and recommended by the Compensation Committee and approved by the Board of Directors, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Like most community banks, the recent and ongoing financial downturn had a significant negative impact on First Security’s 2008 results of operations and on the price of First Security’s common stock. Consistent with the objective of aligning the compensation of First Security’s executive officers with the annual and long-term performance of First Security and the interests of First Security’s shareholders, these factors were also reflected in the compensation of First Security’s Named Executive Officers for 2008.

One of the main objectives of First Security’s executive compensation program is to align a significant portion of each executive officer’s total compensation with the annual and long-term performance of First Security and the interests of First Security’s shareholders. First Security’s Annual Incentive Compensation Plan, which plays a key role in fulfilling this objective, is designed specifically to establish a direct correlation between the annual incentives awarded to the participants and the financial performance of First Security. As a result, because First Security’s performance was below the threshold level under the plan, the Named Executive Officers did not receive any annual incentive payments or bonuses with respect to 2008. The following table sets forth information concerning the changes in total cash compensation for each Named Executive Officer for 2006, 2007 and 2008.

Total Cash Compensation for 2006, 2007 and 2008(1)

Named Executive Officer	2006 Cash Compensation	Percent Change	2007 Cash Compensation	Percent Change	2008 Cash Compensation
Rodger B. Holley	$455,000	-10.3%	$408,000	-12.1%	$358,800
Lloyd L. Montgomery, III	$271,300	-4.3%	$259,560	-10.2%	$233,000
William L. Lusk, Jr.	$226,250	-6.6%	$211,313	-12.4%	$185,100

(1)	Total Cash Compensation includes base salary, cash bonus and non-equity incentive plan compensation.

Our Board of Directors and management believe that the compensation paid to the Named Executive Officers as disclosed in this proxy statement is reasonable and competitive. The Board uses various methods and analyses in setting the compensation for the Named Executive Officers, including but not limited to reliance on compensation surveys of peer financial institutions, review of publicly available information on the compensation practices of other institutions in our market, and reliance on compensation consultants for certain executive benefits. See the “Compensation Discussion and Analysis” section starting on page 9 of this Proxy Statement for further information.

The Board of Directors and the Compensation Committee currently are reviewing all compensatory arrangements to ensure they comply with the executive compensation limits applicable under the TARP CPP. The Treasury Secretary and the SEC have yet to publish implementing guidelines or regulations under the newly enacted compensation limits in ARRA. First Security is monitoring this matter, and will implement the limits in conformance with published guidelines. Any required amendments to our compensation arrangements will be made in compliance with applicable deadlines. First Security is taking reasonable steps to operate such arrangements in compliance with the limits under the TARP CPP based on the statutory language contained in ARRA.

The Board of Directors strives hard to pay fair compensation to its Named Executive Officers, and all employees, and believes its compensation practices are reasonable.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement starting on page 9 for a detailed discussion of First Security’s executive compensation program.

As required by ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on First Security’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding Named Executive Officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives First Security’s shareholders the opportunity to endorse or not endorse First Security’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders of First Security approve the overall executive compensation policies and procedures employed by First Security, as described in First Security’s Proxy Statement for the 2009 Annual Meeting of Shareholders.”

Vote Required to Approve Proposal

The approval of the non-binding resolution approving the compensation of First Security’s executive officers as described in this Proxy Statement requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Meeting. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF FIRST SECURITY’S EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2008 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is 531 Broad Street, Chattanooga, Tennessee 37402. Fractional shares as a result of our dividend reinvestment plan have been rounded to the nearest share for presentation purposes.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 31, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares Beneficially Owned (2)
Directors:
Rodger B. Holley	364,683	(3)	2.19%
J.C. Harold Anders	118,008	(4)	*
Randall L. Gibson	62,469	(5)	*
Carol H. Jackson	75,437	(6)	*
Ralph L. Kendall	46,314	(7)	*
William B. Kilbride	29,849	(8)	*
D. Ray Marler	169,709	(9)	1.03%
Lloyd L. Montgomery, III	141,249	(10)	*

Executive Officers, who are not also a Director:
William L. Lusk, Jr.	132,114	(11)	*

All Current Directors and Executive Officers, as a Group (9 persons):	1,139,832		6.72%

Other 5% Shareholders:
Wells Fargo & Company	877,538	(12)	5.34%
First Security Group, Inc. 401(k) and Employee Stock Ownership Plan	964,880	(13)	5.88%
Sandler O’Neill Asset Management, LLC	1,267,100	(14)	7.72%

*	Less than 1% of outstanding shares.
(1)	Some or all of the shares may be subject to margin accounts
(2)	The percentage of our common stock beneficially owned was calculated based on 16,419,883 shares of common stock issued and outstanding as of December 31, 2008. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of December 31, 2008.
(3)	Includes 3,120 shares subject to restricted stock awards, 67,769 shares owned by an IRA for the benefit of Mr. Holley, 3,995 shares held in First Security’s 401(k) plan and 330 shares owned by Mr. Holley’s child; also includes 222,711 shares that Mr. Holley has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(4)	Includes 17,150 shares that Mr. Anders has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(5)	Includes 4,675 shares that Mr. Gibson has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.

(6)	Includes 7,484 shares owned by Ms. Jackson’s spouse and 5,088 shares owned by an IRA for the benefit of Ms. Jackson; also includes 17,150 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(7)	Includes 3,810 shares owned by Mr. Kendall’s spouse; also includes 17,150 shares that Mr. Kendall has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(8)	Includes 17,150 shares that Mr. Kilbride has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(9)	Includes 17,150 shares that Mr. Marler has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(10)	Includes 1,820 shares subject to restricted stock awards and 4,153 shares held in First Security’s 401(k) plan; also includes 133,267 shares that Mr. Montgomery has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(11)	Includes 1,350 shares subject to restricted stock awards, 11,395 shares owned by an IRA for the benefit for Mr. Lusk, 4,292 shares held in First Security’s 401(k) plan and 1,469 shares owned by Mr. Lusk’s wife and children; also includes 103,763 shares that Mr. Lusk has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2008.
(12)	The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163, and the Schedule 13G includes its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC.
(13)	The address for First Security Group, Inc. 401(k) and Employee Stock Ownership Plan is 531 Broad Street, Chattanooga, TN 37402.
(14)	The Schedule 13D/A for Sandler O’Neill Asset Management, LCC (SOAM) includes Malta Partners, L.P. (MP), Malta Hedge Fund, L.P. (MHF), Malta Hedge Fund II, L.P. (MHFII), Malta Offshore, Ltd., (MO), Malta MLC Fund, L.P. (MLC), Malta MLC Offshore, Ltd. (MLCO), SOAM Holdings, LLC (Holdings), and Terry Maltese. The address for SOAM, MP, MHF, MHFII, MLC, Holdings, and Terry Maltese is c/o Sandler O’Neill Asset Management, LLC, 780 Third Avenue, Fifth Floor, New York, New York 10018. The address for MO and MLCO is c/o BYSIS Hedge Fund Services (Cayman) Limited, P.O. Box 30362 SMB, Harbour Centre, Third Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.

RELATED PARTY TRANSACTIONS

First Security recognizes that related party transactions may raise questions among shareholders as to whether those transactions are consistent with the best interests of First Security and our shareholders. It is First Security’s policy to enter into or ratify related party transactions only when the Board of Directors, acting through the Audit/Corporate Governance Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of First Security and our shareholders, including but not limited to situations where First Security may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when First Security provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, First Security has adopted a formal written policy, summarized below, for the review, approval or ratification of related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $100,000 when aggregated with all similar transactions, or (3) loans made by FSGBank in the ordinary course of business, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.

Under the policy, any related party transaction must be reported to the Chief Financial Officer and the Audit/Corporate Governance Committee and may be consummated or may continue only (1) if the Audit/Corporate Governance approves or ratifies such transaction and the committee believes that the transaction is in the best interests of First Security and our shareholders, or (2) if the transaction involves compensation that has been approved by the Compensation Committee and reported as required by the securities laws in the Proxy Statement to shareholders.

The current policy was formalized and approved by our Board of Directors and the Audit/Corporate Governance Committee in February 2007. The Board of Directors or the Committee will review and may amend this policy from time to time.

First Security and FSGBank have completed banking and other business transactions in the ordinary course of business with directors and officers of First Security and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties. In the case of all such related party transactions, each transaction was either approved by the Audit/Corporate Governance Committee of the Board of Directors or by the Board of Directors. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates in the future.

From time to time, FSGBank will extend loans to the directors and officers of First Security and their affiliates. None of these loans are currently nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Security, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2008, the aggregate amount of funded and unfunded credit we extended to directors, executive officers and principal shareholders was $6.5 million, or approximately 4.5% of our total stockholders’ equity.

First Security has employed certain employees who are related to First Security’s executive officers and/or directors. These individuals are compensated in accordance with the policies that apply to all employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Security’s directors and executive officers, and persons who own more than 10% of First Security common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of First Security. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish First Security with copies of all Section 16(a) reports they file. During 2008, we did not timely file Form 4’s for each of Directors Anders, Gibson, Jackson, Kendall, Kilbride, and Marler in connection with the annual grant of equity incentives to the non-employee members of the Board of Directors. Each director timely filed a Form 5 reporting the grant. Otherwise, to our knowledge, based solely on a review of the copies of these reports and certifications from our directors and officers, all of our directors and executive officers complied with all applicable Section 16(a) filing requirements during 2008. In regard to beneficial owners of more than 10% of outstanding shares of common stock, we not aware that any person beneficially owns more than 10% of our common stock.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in First Security’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by First Security at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than December 22, 2009 for next year’s annual meeting. The persons named as proxies in First Security’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to the William L. (Chip) Lusk, Jr., Secretary of the Board of First Security at First Security’s principal office at 531 Broad Street, Chattanooga, Tennessee 37402. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

Management of First Security does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and notes thereto are being mailed to stockholders of record along with this Proxy Statement.

We have provided to each person solicited hereby a copy of our 2008 annual report on Form 10-K filed with the Securities and Exchange Commission (including the financial schedules thereto but without the exhibits) as part of our 2008 Annual Report to Shareholders. We will furnish any exhibit to our annual report on Form 10-K to any person solicited hereby upon written request and payment of a reasonable fee as we may specify to cover our expenses in providing the exhibits. Requests may be addressed to First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402, Attention: William L. (Chip) Lusk, Jr., Secretary of the Board.

Our annual report on Form 10-K, including exhibits, is also accessible from our corporate website, www.FSGBank.com. This website also contains our other filings with the Securities and Exchange Commission, including but not limited to our quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these or other reports. These reports are accessible soon after we file them with the Securities and Exchange Commission.

By Order of the Board of Directors,

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

April 15, 2009

REVOCABLE PROXY

FIRST SECURITY GROUP, INC.

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2009

The undersigned hereby appoints Rodger B. Holley and William L. Lusk, Jr., or either of them, each with full power of substitution, as Proxies to vote all shares of the $0.01 par value common stock of First Security Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held Wednesday, June 3, 2009, at 4:00 pm, local time, at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, and at any postponement or adjournment thereof.

The Proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this proxy and are authorized to vote at their discretion as to any other business which may come properly before the meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1. Election of Directors: Authority for the election of Rodger B. Holley, J.C. Harold Anders, Randall L. Gibson, Carol H. Jackson, Ralph L. Kendall, William B. Kilbride, and D. Ray Marler, as directors, each to serve until First Security’s 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

For	Withhold	For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. Ratification of the Appointment of Joseph Decosimo and Company, PLLC, as Independent Auditors. Authority to ratify the appointment of Joseph Decosimo and Company, PLLC, as independent auditors for First Security and its subsidiary for the current fiscal year ending December 31, 2009.

For	Against	Abstain

3. Advisory Vote on Executive Compensation. To consider and vote upon a non-binding resolution approving the compensation of First Security’s executive officers as described in the enclosed Proxy Statement.

For	Against	Abstain

COMMON SHARES:

ACCOUNT NUMBER:

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, mark, sign, date and return in the envelope furnished.

FIRST SECURITY GROUP, INC.

Please sign exactly as name appears on the label below. When shares are held by joint tenants both should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.